Exhibit 5.1 — OPINION OF BLAKE, CASSELS & GRAYDON LLP
January 23, 2008
Denison Mines Corp.
Atrium on Bay
595 Bay Street
Suite 402
Toronto, ON M5G 2C2
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Denison Mines Corp. (the “Company”) with the U.S. Securities and Exchange Commission in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), of an additional 13,300,000 common shares of the Company (the “Common Shares”), issuable under the Company’s Share Option Plan approved by the shareholders of the Company on February 14, 1997, as amended on March 19, 1999, March 22, 2006 and November 20, 2006 (the “Option Plan”) .
     For the purpose of this opinion, we have examined and reviewed the corporate proceedings and records of the Company relating to the approval of the Option Plan and the issuance of the Common Shares. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as a certified, conformed or photostatic copies.
     This opinion is limited to the laws of the province of Ontario and the federal laws of Canada applicable therein. We do not express any opinion on any laws other than the laws of the province of Ontario and the laws of Canada applicable therein.
     Based upon and subject to the foregoing, we are of the opinion that the issuance of the Common Shares has been duly and properly authorized and the Common Shares will, at the time of their issuance upon the due and proper exercise of options granted under the Option Plan, be validly issued and outstanding as fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.
Yours truly,
/s/  Blake, Cassels & Graydon